EXHIBIT 8.1

List of Principal Subsidiaries and Consolidated Affiliated Entities

Subsidiaries*

Baidu Online Network Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu Holdings Limited — Incorporated in the British Virgin Islands

Baidu (China) Co., Ltd. — Incorporated in the PRC

Baidu.com Times Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu Japan Inc. — Incorporated in Japan

Baidu (Hong Kong) Limited — Incorporated in Hong Kong

Baidu, Inc. — Incorporated in Japan

Hya Kudo, Inc. — Incorporated in Japan

Baidu USA LLC — Incorporated in USA

Baidu International Technology (Shenzhen) Co., Ltd. — Incorporated in the PRC

Qunar Cayman Islands Limited — Incorporated in the Cayman Islands

B.D.Mobile Telecommunications Limited — Incorporated in the Cayman Islands

Baidu Cloud Computing Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu Cloud Computing Technology (Shanxi) Co., Ltd. — Incorporated in the PRC

Consolidated Affiliated Entities:

Beijing Baidu Netcom Science Technology Co., Ltd. — Incorporated in the PRC

Beijing Perusal Technology Co., Ltd. — Incorporated in the PRC

Beijing BaiduPay Science and Technology Co., Ltd. — Incorporated in the PRC

Baidu HR Consulting (Shanghai) Co., Ltd. — Incorporated in the PRC

*	In addition, we own (1)100% ordinary shares in Qiyi.com, Inc., representing 59.92% of the total equity interests in Qiyi.com, Inc. on an as-converted basis, and (2)100% ordinary shares in Youa.com, Inc., representing 66.04% of the total equity interest in Youa.com, Inc. on an as-converted basis. However, we do not consolidate the financial results of Qiyi.com, Inc. and Youa.com, Inc. in our financial statements under the U.S. GAAP because of our lack of “control” over the board of directors of Qiyi.com, Inc. and Youa.com, Inc. and certain substantive participating rights provided to other shareholders of these companies.